Company contacts:
Steve Shattuck
WD Press Relations
949.672.7817
steve.shattuck@wdc.com

Bob Blair
WDC Investor Relations
949.672.7834
robert.blair@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL® ANNOUNCES CAPITAL ALLOCATION PLAN AT INVESTOR DAY; PROVIDES UPDATE ON SEPTEMBER
QUARTER

•	Targets Return of Approximately 50 Percent of Free Cash Flow to Shareholders

•	Board Adopts Dividend Policy and Declares Quarterly Dividend of $0.25 Per Share

•	Additional $1.5 Billion Share Repurchase Authorized

•	Updates Industry TAM and Company Revenue Forecasts for September Quarter

•	Reiterates Non-GAAP $10 EPS Target for Fiscal 2013

IRVINE, Calif.—Sept. 13, 2012—Western Digital® Corp. (NASDAQ: WDC) today announced at its Investor Day a capital allocation plan that includes the adoption by its Board of Directors of a cash dividend policy and an increased authorization of $1.5 billion under its share repurchase program.

At its webcast Investor Day, the company indicated that beginning in its current fiscal year 2013, it is targeting a return to shareholders of approximately 50 percent of its free cash flow through a mix of cash dividends and share repurchases.

Under the dividend policy, the company intends to pay a quarterly cash dividend on its common stock beginning with the quarter ending Sept. 28, 2012. Directors declared today a dividend of $0.25 per common share, payable on Oct. 15, 2012, to the company’s shareholders of record as of Sept. 28, 2012.

The additional repurchase authorization is effective immediately. Share repurchases will be made on the open market or in privately negotiated transactions and may be made pursuant to Rule 10b5-1 plans.

The amount and timing of share repurchases and future dividends under the company’s dividend policy will depend on market conditions and other corporate considerations. The company may suspend or discontinue the share repurchase program or dividend policy at any time.

The company also announced that it now expects the industry’s total available market (TAM) for hard drives in the September quarter to be approximately 140 million units versus its earlier forecast of 157 million units, due to muted demand and inventory rebalancing. As a result, the company now expects revenue for its first quarter ending Sept. 28, 2012, will be approximately $3.9 billion to $4.0 billion, compared with its previous expectation of $4.2 billion to $4.3 billion. The company continues to estimate its gross margin for the September quarter to be approximately 30 percent on a non-GAAP basis.

The company reiterated its non-GAAP $10 earnings per share target for the fiscal year ending June 28, 2013.

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its subsidiaries design and manufacture storage devices, networking equipment and home entertainment products under the WD®, HGST and G-Technology™ brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning the company’s capital allocation strategy, including its share repurchase and dividend payment plans, the total available market for hard drives in the September quarter and the company’s financial performance expectations for the September quarter and fiscal year 2013, including its market share, revenue, gross margin and earnings per share. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the impact of continued uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; uncertainties concerning the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s recent Form 10-K filed with the SEC on Aug. 20, 2012, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

In addition, this press release contains references to forward-looking non-GAAP financial measures. The forward-looking non-GAAP financial measures provided in this press release exclude certain items such as amortization of intangibles and the dilutive impact of sales of hard drives to Toshiba in connection with our divestiture transaction. Because the amount of these items cannot be forecasted with certainty or accuracy based on information known to the company at this time, the company is unable to provide a reconciliation to the most directly comparable GAAP financial measure. The impact of these excluded items may cause non-GAAP gross margin and earnings per share to differ materially from gross margin and earnings per share calculated in accordance with GAAP.

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Western Digital, WD and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.